Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

METLIFE, INC.

METLIFE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting pursuant to Section 141(f) of the Delaware General Corporation Law, adopted a resolution on August 10, 2017 proposing and declaring advisable an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (as amended theretofore from time to time and in effect on such date, the “Prior Certificate of Incorporation”), subject to the approval of the holders of the Common Stock of the Corporation at a special meeting to be held on October 19, 2017,

(A)	to replace in its entirety paragraph (a) of Section 3 of the Certificate of Designations of the Corporation’s Floating Rate Non-Cumulative Preferred Stock, Series A, which forms a part of the Certificate of Incorporation, with the revised text of such paragraph as set forth below:

(a) “Adjusted Shareholders’ Equity Amount” means, as of any Quarter End, the shareholders’ equity of the Corporation as reflected on its consolidated balance sheet as of such Quarter End minus accumulated other comprehensive income as reflected on such consolidated balance sheet, (i) subject to Section 5(d)(iv) and (ii) except that any increase in shareholders’ equity resulting from the issuance of Preferred Stock during the period from and including the Final Quarter End Test Date for a Dividend Period as to which the Corporation fails the test set forth in Section 5(a)(ii) through the first Quarter End thereafter as of which the Adjusted Shareholders’ Equity Amount has declined by less than 10% or increased as compared to such amount on the Benchmark Quarter End Test Date shall not be taken into account in calculating the Adjusted Shareholders’ Equity Amount as of such Quarter End during such period; provided, however, the “Adjusted Shareholders’ Equity Amount” means, for any Benchmark Quarter End Test Date prior to August 4, 2017 used for a Dividend Payment Date after September 30, 2017, the amount of $49,282,000,000, which constitutes the total stockholders’ equity, excluding accumulated other comprehensive income, as of June 30, 2017 as reported on a pro forma basis reflecting the distribution of shares of Brighthouse Financial, Inc., in the MetLife, Inc. Form 8-K filed with the Securities and Exchange Commission on August 9, 2017.

and

(B)	to replace in its entirety paragraph (a) of Section 3 of the Certificate of Designations of the Corporation’s 5.250% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series C, which forms a part of the Certificate of Incorporation, with the revised text of such paragraph as set forth below:

(a) “Adjusted Stockholders’ Equity Amount” means, as of any Quarter End, the stockholders’ equity of the Corporation as reflected on its consolidated GAAP balance sheet as of such Quarter End minus accumulated other comprehensive income as reflected on such consolidated GAAP balance sheet, (x) subject to Section 5(d)(iv) and (y) except that any increase in stockholders’ equity resulting from the issuance of Preferred Stock during the period from and including the Final Quarter End Test Date for a Dividend Period as to which the Corporation fails the test set forth in Section 5(a)(ii) through the first Quarter End thereafter as of which the Adjusted Stockholders’ Equity Amount has declined by less than 10% or increased as compared to such amount on the Benchmark Quarter End Test Date shall not be taken into account in calculating the Adjusted Stockholders’ Equity Amount as of such Quarter End during such period; provided, however, the “Adjusted Stockholders’ Equity Amount” means, for any Benchmark Quarter End Test Date prior to August 4, 2017 used for a Dividend Payment Date after September 30, 2017, the amount of $49,282,000,000, which constitutes the total stockholders’ equity, excluding accumulated other comprehensive income, as of June 30, 2017 as reported on a pro forma basis reflecting the distribution of shares of Brighthouse Financial, Inc., in the MetLife, Inc. Form 8-K filed with the Securities and Exchange Commission on August 9, 2017.

SECOND: That, the holders of Common Stock of the Corporation were given notice of the proposed amendment to the Prior Certificate of Incorporation in accordance with the requirements of Section 222 of the General Corporation Law of the State of Delaware, the Prior Certificate of Incorporation and the By-Laws of the Corporation (the “By-Laws”), and duly adopted the amendment to the Prior Certificate of Incorporation in accordance with the requirements of the General Corporation Law of the State of Delaware, the Prior Certificate of Incorporation and the By-Laws.

THIRD: That such amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, METLIFE, INC. has caused this certificate to be signed by Jeannette N. Pina, its Vice President and Secretary, this 23rd day of October, 2017.

METLIFE, INC.

By:	/s/ Jeannette N. Pina
Jeannette N. Pina
Vice President and Secretary

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